Exhibit 99.a

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC”, FILED IN THIS OFFICE ON THE TENTH DAY OF MARCH, A.D. 2011, AT 12:04 O’CLOCK P.M.

4935543 8100	/s/ Jeffrey W Bullock
Jeffrey W Bullock, Secretary of State
110283270 You may verify this certificate online at corp.delaware.gov/authver.shtml	AUTHENTICATION: DATE:	8614492 03-10-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:12 PM 03/10/2011
FILED 12:04 PM 03/10/2011
SRV 110283270 - 4935543 FILE

CERTIFICATE OF FORMATION

OF

VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC

This CERTIFICATE OF FORMATION of VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC, dated March 9, 2011, is being duly executed and filed by William R. Fuhs, Jr., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

FIRST.  The name of the limited liability company formed hereby is VERSUS GLOBAL MULTI-MANAGER REAL ESTATE INCOME FUND LLC (hereinafter the “LLC”).

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as 8th day of March, 2011.

By:	/s/
William R. Fuhs, Jr.
Authorized Person